SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULE 13D-1(A) AND AMENDMENTS

                     THERETO FILED PURSUANT TO RULE 13D-2(A)

                               (AMENDMENT NO. 4)*



                             Bank Plus Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0644461073
                   ------------------------------------------
                                 (CUSIP Number)


                               Jeffrey S. Lambert
                       Strome Investment Management L.P.
                         100 Wilshire Blvd., 15th Floor
                             Santa Monica, CA 90401
                                 (310) 917-6600
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)


                                  June 4, 2001
                   ------------------------------------------

            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 2 OF 13 PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Strome Investment Management L.P.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     #95-4450882
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[X] (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         604,600
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON     -----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      604,600
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       604,600
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)[ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.1%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       PN, IA
--------------------------------------------------------------------------------

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 3 OF 13 PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SSCO, Inc.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     95-4450883
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[X] (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         604,600
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      604,600
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       604,600
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.1%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       CO, HC
--------------------------------------------------------------------------------

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 4 OF 13 PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Mark E. Strome
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[X] (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         604,600
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      604,600
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       604,600
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.1%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IN, HC
--------------------------------------------------------------------------------

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 5 OF 13 PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Strome Partners L.P.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     #95-4372590
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[X] (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       PN, IA
--------------------------------------------------------------------------------

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 6 OF 13 PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Strome Offshore Limited
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[X] (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         449,680
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      449,680
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       449,680
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       2.3%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       CO
--------------------------------------------------------------------------------

---------------------------                                ---------------------
CUSIP NO. 0644461073               SCHEDULE 13D             PAGE 7 OF 13 PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Strome Hedgecap Fund, L.P.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     #95-4385662
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[X] (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         154,920
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      154,920
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       154,920
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.8%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       PN
--------------------------------------------------------------------------------

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 8 OF 13 PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Strome Hedgecap Limited
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (A)[X] (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC
--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         0
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0
--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       CO
--------------------------------------------------------------------------------

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 9 OF 13 PAGES
---------------------------                                ---------------------


INTRODUCTION

      This Amendment No. 4 relates to the Schedule 13D filed on behalf of (i) Strome Partners, L.P. ("SP"), (ii) Strome Offshore Limited ("SOFF"), (iii) Strome Hedgecap Fund, L.P. ("SHCF"), (iv) Strome Hedgecap Limited ("SHCL"), (v) Strome Investment Management, L.P. ("SIM"), (vi) SSCO, Inc. ("SSCO"), and (vii) Mark E. Strome ("Strome"), collectively the "Reporting Persons" with the Securities and Exchange Commission on December 1, 1999, as amended on February 22, 2000, April 4, 2000 and October 25, 2000 (the "Schedule 13D"). Items 1 and 5 of the Schedule 13D are amended and supplemented as follows:

ITEM 1.     SECURITY AND ISSUER.

      The number of issued and outstanding shares of Stock as of May 9, 2001, as set forth in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001, was 19,441,498.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            (a) As of the date hereof, the Reporting Persons have the following interest in the securities of the Company:

                  (i)   SP does not beneficially own any shares of Stock.

                  (ii) SOFF beneficially owns 449,680 shares of Stock and is the beneficial owner of 2.3% of the Stock.

                  (iii) SHCF beneficially owns 154,920 shares of Stock and is the beneficial owner of 0.8% of the Stock.

                  (iv)  SHCL does not beneficially own any shares of Stock.

                  (v) SIM, (y) as general partner of and discretionary investment adviser to SP and SHCF and (z) discretionary investment adviser to SOFF and SHCL, beneficially owns 604,600 shares of Stock and is the beneficial owner of 3.1% of the Stock.

                  (vi) SSCO, as the general partner of SIM beneficially owns 604,600 shares of Stock and is the beneficial owner of 3.1% of the Stock.

                  (vii) Strome, as a settlor and trustee of the The Mark E.
                        Strome Living Trust dated 1/16/97, which trust is the controlling shareholder of SSCO, beneficially owns 604,600 shares of Stock and is the beneficial owner of 3.1% of the Stock.

            The Reporting Persons in the aggregate may be deemed to own an aggregate of 3.1% of the Stock.

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 10 OF 13 PAGES
---------------------------                                ---------------------


             (b)


                SP       SOFF     SHCF    SHCL      SIM       SSCO      STROME
                --       ----     ----    ----      ---       ----      ------

SOLE POWER      0         0         0       0        0          0         0
TO VOTE/
DIRECT VOTE

SHARED          0      449,680   154,920    0     604,600    604,600   604,600
POWER TO
VOTE/

DIRECT VOTE

SOLE POWER      0         0         0       0        0          0         0
TO DISPOSE/
DIRECT
DISPOSITION

SHARED          0      449,680   154,920    0     604,600    604,600   604,600
POWER TO
DISPOSE/
DIRECT

DISPOSITION

            (c) The trading dates, number of shares purchased or sold and the price per share for all transactions by the Reporting Persons since April 13, 2001, are set forth below. All such transactions were open market transactions and were effected on the NASDAQ National Market. No other transactions were effected by the Reporting Persons during such period.

--------------------------------------------------------------------------------

                         TRADE DATE         BOUGHT (SOLD)           PRICE

--------------------------------------------------------------------------------

        SOFF              05/03/01             13,000               $5.10
--------------------------------------------------------------------------------

        SOFF              05/04/01             16,000               $5.07
--------------------------------------------------------------------------------

        SOFF              06/04/01            (130,000)             $6.87
--------------------------------------------------------------------------------

        SOFF              06/04/01            (22,000)              $6.90
--------------------------------------------------------------------------------

        SOFF              06/06/01             (2,900)              $6.87
--------------------------------------------------------------------------------

        SOFF              06/07/01            (10,000)              $6.87
--------------------------------------------------------------------------------

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 11 OF 13 PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------

                         TRADE DATE         BOUGHT (SOLD)           PRICE

--------------------------------------------------------------------------------

        SHCF              05/03/01             52,000               $5.10
--------------------------------------------------------------------------------

        SHCF              05/04/01             64,000               $5.07
--------------------------------------------------------------------------------

        SHCF              06/04/01            (520,000)             $6.87
--------------------------------------------------------------------------------

        SHCF              06/04/01            (88,000)              $6.90
--------------------------------------------------------------------------------

        SHCF              06/06/01            (11,600)              $6.87
--------------------------------------------------------------------------------

        SHCF              06/07/01            (40,000)              $6.87
--------------------------------------------------------------------------------





            (e) The Reporting Persons ceased to be the beneficial owners of more than 5% of the Stock on June 4, 2001.

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 12 OF 13 PAGES
---------------------------                                ---------------------



            SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:            June 13, 2000



Strome Partners, L.P.
By: Strome Investment Management, L.P., general partner
by its general partner, SSCO, Inc.

By:  /s/ Jeffrey S. Lambert
     -----------------------
     Jeffrey S. Lambert
     Chief Operating Officer



Strome Offshore Limited

By:  /s/ Jeffrey S. Lambert
     -----------------------
     Jeffrey S. Lambert
     Director



Strome Hedgecap Fund

By: Strome Investment Management, L.P., general partner
by its general partner, SSCO, Inc.

By:  /s/ Jeffrey S. Lambert
     -----------------------
     Jeffrey S. Lambert
     Chief Operating Officer



Strome Hedgecap Limited

By:  /s/ Jeffrey S. Lambert
     -----------------------
     Jeffrey S. Lambert
     Director

---------------------------                                ---------------------
CUSIP NO. 0644461073              SCHEDULE 13D             PAGE 13 OF 13 PAGES
---------------------------                                ---------------------



Strome Investment Management, L.P.
By: SSCO, Inc., general partner

By:  /s/ Jeffrey S. Lambert
     -----------------------
     Jeffrey S. Lambert
     Chief Operating Officer



SSCO, Inc.

By:  /s/ Jeffrey S. Lambert
     -----------------------
     Jeffrey S. Lambert
     Chief Operating Officer



Mark E. Strome

/s/ Jeffrey S. Lambert
-----------------------